Exhibit 99.1

For Release
February 17, 2016
1:15 p.m. PST

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

On Assignment Reports Results for Fourth Quarter and Full Year 2015
Revenues, Adjusted EPS & Adjusted EBITDA above Previously Announced Estimates
Pro Forma Revenue Growth of 14.4 Percent for Q4 and 11.1 Percent for the Full Year
Third Consecutive Quarter Year-over-Year Revenue Growth Rate Up over Preceding Quarter

CALABASAS, Calif., February 17, 2016 -- On Assignment, Inc. (NYSE: ASGN), a leading global provider of diversified professional staffing solutions, today reported results for the quarter ended December 31, 2015.

Fourth Quarter Highlights

•
Reported record revenues of $577.5 million; up 30.9 percent year-over-year (31.7 percent on a constant currency basis). Constant currency revenues and growth rates for the quarter were calculated using the foreign currency exchange rates from the same period in the prior year.

•
Revenues on a pro forma basis were up 14.4 percent year-over-year (15.0 percent on a constant currency basis). Pro forma results assume the acquisitions of Creative Circle, LLC ("Creative Circle") and a small Life Sciences business in Europe (the "Acquisitions") occurred at the beginning of 2014.

•	Revenues, excluding the contribution from the Acquisitions, were $500.1 million, up 13.4 percent year-over-year (up 14.0 percent, on a constant currency basis).

•	Adjusted EBITDA (a non-GAAP measure defined below) was $70.7 million, or 12.2 percent of revenues.

•	Adjusted income from continuing operations (a non-GAAP measure defined below) was $40.6 million ($0.76 per diluted share).

•	Leverage ratio (total indebtedness to trailing 12 months Adjusted EBITDA) was 3.02 to 1 at December 31, 2015, down from 3.21 to 1 at September 30, 2015.

Commenting on the results, Peter Dameris, President and Chief Executive Officer of On Assignment, Inc., said, "We are very pleased with our financial results for Q4 in which we exceeded our financial targets for revenues, Adjusted EBITDA and Adjusted EPS. Our pro forma revenue growth rate for the quarter was 14.4 percent and represented the third straight quarter our pro forma revenue growth rate increased over the preceding quarter. This improvement reflects higher demand from our customers and higher productivity from our field operations staff. We believe we are entering 2016 with strong momentum which positions us well to continue to report above-market growth rates."

Fourth Quarter 2015 Financial Results

Revenues for the quarter were $577.5 million ($580.7 million on a constant currency basis), up 30.9 percent year-over-year (31.7 percent on a constant currency basis). Constant currency revenues and growth rates were calculated using the foreign exchange rates from the fourth quarter of 2014. Revenues on a pro forma basis, which assumes the Acquisitions occurred at the beginning of 2014, were up 14.4 percent year-over-year (15.0 percent on a constant currency basis).

Revenues from the Acquisitions (which were acquired in the second quarter of 2015) totaled $77.4 million for the current quarter. The revenue contribution from Creative Circle was $74.6 million, and the contribution from the Life Sciences business was $2.8 million. Operating results of Creative Circle are included in the Apex Segment. The Life Sciences European business is included in the Oxford Segment.

Revenues, excluding the contribution from the Acquisitions, were $500.1 million ($502.9 million on a constant currency basis), up 13.4 percent year-over-year (14.0 percent, on a constant currency basis).

Direct hire and conversion revenues were $32.6 million, up 61.9 percent year-over-year, which included $5.0 million from Creative Circle. CyberCoders accounted for 63.2 percent of the total and was up 37.3 percent year-over-year. Direct hire and conversion revenues were 5.7 percent of total revenues for the quarter, up from 4.6 percent in the fourth quarter of 2014.

Our largest segment, Apex, accounted for 75.0 percent of total revenues. Apex grew 40.7 percent year-over-year, and 17.4 percent on a pro forma basis. Excluding the revenue contribution of $74.6 million from Creative Circle, the Apex Segment grew 16.5 percent year-over-year.

Our Oxford Segment accounted for 25.0 percent of total revenues. Oxford grew 8.4 percent year-over-year (10.8 percent on constant currency basis). Excluding the revenue contribution of $2.8 million from an acquired business, the Oxford Segment grew 6.3 percent (8.5 percent on a constant currency basis).

Gross profit was $192.9 million, up $50.4 million or 35.4 percent year-over-year. Gross margin for the quarter was 33.4 percent.

Selling, general and administrative (“SG&A”) expenses were $138.8 million (24.0 percent of revenues), up from $101.2 million (22.9 percent of revenues) in the fourth quarter of 2014. SG&A expenses for the quarter included $15.6 million from Creative Circle and the acquired Life Sciences business in Europe, and acquisition, integration and strategic planning expenses of $5.0 million.

Amortization of intangible assets was $11.3 million, compared with $5.5 million in the fourth quarter of 2014. The increase in amortization is mainly related to the acquisition of Creative Circle.

Interest expense for the quarter was $9.1 million compared with $3.2 million in the fourth quarter of 2014. Interest expense for the quarter was comprised of (i) interest on the credit facility of $7.5 million, (ii) amortization of deferred loan costs of $0.9 million, and (iii) accretion of discount of $0.7 million on the contingent consideration liability related to the Acquisitions.

Adjusted income from continuing operations (a non-GAAP measure as calculated in an accompanying table) was $40.6 million ($0.76 per diluted share). Net income on a GAAP basis was $19.3 million ($0.36 per diluted share).

Adjusted EBITDA (a non-GAAP measure defined below) was $70.7 million, or 12.2 percent of revenues. The Adjusted EBITDA contribution from Creative Circle was $16.8 million.

During the quarter, we repaid $30.0 million of long-term debt and at December 31, 2015, our leverage ratio (total indebtedness to trailing 12 months Adjusted EBITDA) was 3.02 to 1, down from 3.21 to 1 at September 30, 2015.

Financial Estimates for Q1 2016

On Assignment is providing financial estimates for the first quarter of 2016. These estimates do not include acquisition, integration, or strategic planning expenses and assume no deterioration in the staffing markets that On Assignment serves. These estimates also assume no deterioration in foreign exchange rates.

•	Revenues of $550.0 million to $555.0 million

•	Gross margin of 32.5 percent to 32.9 percent

•	SG&A expense (excludes amortization of intangible assets) of $134.8 to $135.8 million (includes $5.1 million in depreciation and $7.2 million in equity-based compensation expense)

•	Amortization of intangible assets of $10.1 million

•	Adjusted EBITDA of $56.5 million to $59.0 million

•	Effective tax rate of 39.5 percent

•	Adjusted income from continuing operations of $31.6 million to $33.1 million

•	Adjusted income from continuing operations per diluted share of $0.58 to $0.61

•	Income from continuing operations of $15.3 million to $16.8 million

•	Income from continuing operations per diluted share of $0.28 to $0.31

•	Diluted shares outstanding of 54.1 million

The above estimates assume billable days of 62.8 for the quarter. The above estimates also include the effects of the payroll tax reset, which occurs at the beginning of each year. The reset results in an estimated sequential increase in payroll taxes of approximately $8.5 million (or 1.5 percent of revenues) of which approximately $5.0 million relates to cost of services and the remainder to SG&A expenses.
Conference Call

On Assignment will hold a conference call today at 4:30 p.m. EST to review its fourth quarter financial results. The dial-in number is 800-230-1093 (+1-612-234-9959 for callers outside the United States) and the conference ID number is 384040. Participants should dial in ten minutes before the call.

A replay of the conference call will be available beginning Wednesday, February 17, 2016 at 6:30 p.m. EST and ending at 11:59 p.m. EST on Wednesday, March 2, 2016. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 384040.

This call is being webcast by CCBN and can be accessed via On Assignment's web site at www.onassignment.com. Individual investors can also listen at CCBN's site at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network.

About On Assignment
On Assignment, Inc. is a leading global provider of in-demand, skilled professionals in the growing technology, life sciences, and creative sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for its quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.

On Assignment, which is based in Calabasas, California, was founded in 1985 and went public in 1992. The Company has a network of branch offices throughout the United States, Canada and Europe. To learn more, visit http://www.onassignment.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying Supplemental Financial Information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance. Such measures also are used to determine a portion of the compensation for some of our executives and employees. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, and amortization of intangible assets), other terms include Adjusted EBITDA (EBITDA plus equity-based compensation expense, impairment charges, write-off of loan costs, and acquisition, integration and strategic planning expenses) and Non-GAAP income from continuing operations (Income from continuing operations, plus write-off of loan costs, and acquisition, integration and strategic planning expenses, net of tax) and Adjusted income from continuing operations and related per share amounts. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance in 2016. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, Adjusted EBITDA, income from continuing operations, adjusted income from continuing operations, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, our ability to manage our potential or actual litigation matters, the successful integration of our recently acquired subsidiaries, the successful implementation of our five-year strategic plan, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 as filed with the SEC on May 8, 2015, August 7, 2015 and November 6, 2015, respectively, and our Current Report on Form 8-K filed with the SEC on June 5, 2015. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2015	2014 (1)	2015	2015	2014 (1)

Revenues	$577,517	$441,023	$572,123	$2,065,008	$1,724,741
Cost of services	384,585	298,486	380,719	1,386,263	1,167,306
Gross profit	192,932	142,537	191,404	678,745	557,435
Selling, general and administrative expenses	138,754	101,192	128,614	492,170	397,523
Amortization of intangible assets	11,316	5,538	11,325	34,467	22,130
Operating income	42,862	35,807	51,465	152,108	137,782
Interest expense, net	(9,098)	(3,198)	(9,543)	(26,444)	(12,730)
Write-off of loan costs	—	—	—	(3,751)	—
Income before income taxes	33,764	32,609	41,922	121,913	125,052
Provision for income taxes	14,591	13,083	17,031	50,491	51,557
Income from continuing operations	19,173	19,526	24,891	71,422	73,495
Gain on sale of discontinued operations, net of tax	—	—	—	25,703	—
Income from discontinued operations, net of tax	165	947	34	525	3,689
Net income	$19,338	$20,473	$24,925	$97,650	$77,184

Basic earnings per common share:
Income from continuing operations	$0.36	$0.38	$0.47	$1.37	$1.38
Income from discontinued operations	0.01	0.01	—	0.50	0.06
	$0.37	$0.39	$0.47	$1.87	$1.44

Diluted earnings per common share:
Income from continuing operations	$0.36	$0.37	$0.47	$1.35	$1.35
Income from discontinued operations	—	0.02	—	0.49	0.07
	$0.36	$0.39	$0.47	$1.84	$1.42

Number of shares and share equivalents used to calculate earnings per share:
Basic	52,867	51,900	52,654	52,259	53,437
Diluted	53,590	52,679	53,304	53,005	54,294

______

(1)
Amounts have been restated to give retroactive effect to the sale of our Physician Segment on February 1, 2015 which is included in discontinued operations for all periods presented. Accordingly, the results shown above differ from the results in our previous filings with the Securities and Exchange Commission ("SEC").

SUPPLEMENTAL SEGMENT FINANCIAL INFORMATION (Unaudited)
(In thousands)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2015	2014 (1)	2015	2015	2014 (1)
Revenues:
Apex	$432,978	$307,724	$421,067	$1,487,042	$1,190,052
Oxford	144,539	133,299	151,056	577,966	534,689
	$577,517	$441,023	$572,123	$2,065,008	$1,724,741

Gross profit:
Apex	$131,481	$87,816	$128,731	$437,507	$335,322
Oxford	61,451	54,721	62,673	241,238	222,113
	$192,932	$142,537	$191,404	$678,745	$557,435

______

(1)
Amounts have been restated to give retroactive effect to the sale of our Physician Segment on February 1, 2015 which is included in discontinued operations for all periods presented. Accordingly, the results shown above differ from the results in our previous filings with the Securities and Exchange Commission ("SEC").

SELECTED CASH FLOW INFORMATION (Unaudited)
(In thousands)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015 (1)	2014
Cash provided by operations	$30,196	$28,064	$35,277	$117,493	$96,022
Capital expenditures	$6,512	$5,469	$4,846	$24,689	$19,729

SELECTED CONSOLIDATED BALANCE SHEET DATA (Unaudited)
(In thousands)

	December 31,	September 30,
	2015	2015
Cash and cash equivalents	$23,869	$28,916
Accounts receivable, net	354,808	358,649
Total current assets	414,208	417,350
Goodwill and intangible assets, net (2)	1,292,831	1,305,249
Total assets (2)	1,767,307	1,781,960
Total current liabilities (2)	160,350	182,323
Working capital (2)	253,858	235,027
Long-term debt (3)	755,508	784,797
Other long-term liabilities	66,655	55,898
Stockholders’ equity	784,794	758,942
____

(1)
Amounts include cash flows from our Physician Segment. This segment generated a negative $1.8 million of cash flows from operations and its capital expenditures were negligible during the three months ended March 31, 2015. There were no cash flows from the Physician Segment in the three months ended September 30, 2015 and December 31, 2015.

(2)
September 30, 2015 balance reflects purchase accounting adjustments which are presented retrospectively to the acquisition date and the change in presentation of deferred tax assets and deferred tax liabilities as noncurrent.

(3)	Long-term debt is net of $18.5 million and $19.2 million unamortized deferred loan costs at December 31, 2015 and September 30, 2015, respectively.

RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER DILUTED SHARE TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA
PER DILUTED SHARE (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2015		2014 (1)		September 30, 2015
Net income	$19,338	$0.36	$20,473	$0.39	$24,925	$0.47
Income from discontinued operations, net of tax	165	—	947	0.02	34	—
Income from continuing operations	19,173	0.36	19,526	0.37	24,891	0.47
Interest expense, net	9,098	0.17	3,198	0.06	9,543	0.18
Provision for income taxes	14,591	0.27	13,083	0.25	17,031	0.32
Depreciation	4,759	0.09	3,379	0.06	4,356	0.08
Amortization of intangible assets	11,316	0.21	5,538	0.11	11,325	0.21
EBITDA	58,937	1.10	44,724	0.85	67,146	1.26
Equity-based compensation	6,774	0.13	4,157	0.08	6,054	0.12
Acquisition, integration and strategic planning expenses	5,025	0.09	1,762	0.03	1,714	0.03
Adjusted EBITDA	$70,736	$1.32	$50,643	$0.96	$74,914	$1.41

Weighted average common and common equivalent shares outstanding (diluted)	53,590		52,679		53,304

	Year Ended December 31,
	2015		2014 (1)
Net income	$97,650	$1.84	$77,184	$1.42
Income from discontinued operations, net of tax	26,228	0.49	3,689	0.07
Income from continuing operations	71,422	1.35	73,495	1.35
Interest expense, net	26,444	0.50	12,730	0.23
Write-off of loan costs	3,751	0.07	—	—
Provision for income taxes	50,491	0.95	51,557	0.95
Depreciation	16,838	0.32	12,265	0.23
Amortization of intangible assets	34,467	0.65	22,130	0.41
EBITDA	203,413	3.84	172,177	3.17
Equity-based compensation	22,018	0.42	15,623	0.29
Acquisition, integration and strategic planning expenses	14,949	0.28	5,264	0.10
Adjusted EBITDA	$240,380	$4.54	$193,064	$3.56

Weighted average common and common equivalent shares outstanding (diluted)	53,005		54,294
______

(1)
Amounts have been restated to give retroactive effect to the sale of our Physician Segment on February 1, 2015 which is included in discontinued operations for all periods presented. Accordingly, the results shown above differ from the results in our previous filings with the Securities and Exchange Commission ("SEC").

RECONCILIATION OF GAAP INCOME AND DILUTED EPS TO NON-GAAP INCOME AND DILUTED EPS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,				September 30,
	2015		2014 (1)		2015
Net income	$19,338	$0.36	$20,473	$0.39	$24,925	$0.47
Income from discontinued operations, net of tax	165	—	947	0.02	34	—
Income from continuing operations	19,173	0.36	19,526	0.37	24,891	0.47
Acquisition, integration and strategic planning expenses, net of tax	3,771	0.07	1,105	0.02	1,132	0.02
Accretion of fair value discount on contingent consideration (2)	466	0.01	—	—	480	0.01
Non-GAAP income from continuing operations	$23,410	$0.44	$20,631	$0.39	$26,503	$0.50

Weighted average common and common equivalent shares outstanding (diluted)	53,590		52,679		53,304

	Year Ended December 31,
	2015		2014 (1)
Net income	$97,650	$1.84	$77,184	$1.42
Income from discontinued operations, net of tax	26,228	0.49	3,689	0.07
Income from continuing operations	71,422	1.35	73,495	1.35
Write-off of loan costs, net of tax	2,288	0.04	—	—
Acquisition, integration and strategic planning expenses, net of tax	10,261	0.19	3,479	0.07
Accretion of fair value discount on contingent consideration (2)	946	0.02	—	—
Non-GAAP income from continuing operations	$84,917	$1.60	$76,974	$1.42

Weighted average common and common equivalent shares outstanding (diluted)	53,005		54,294

_____

(1)
Amounts have been restated to give retroactive effect to the sale of our Physician Segment on February 1, 2015 which is included in discontinued operations for all periods presented. Accordingly, the results shown above differ from the results in our previous filings with the Securities and Exchange Commission ("SEC").

(2)
We have contingent consideration obligations related to our acquisitions. The fair value of the contingent consideration was determined using an expected present value technique. The change in present value due to the passage of time (accretion of fair value discount) is recorded in interest expense.

CALCULATION OF ADJUSTED EARNINGS PER DILUTED SHARE (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014 (5)	2015	2014 (5)
Non-GAAP income from continuing operations (1)	$23,410	$20,631	$84,917	$76,974
Adjustments:
Amortization of intangible assets (2)	11,316	5,538	34,467	22,130
Cash tax savings on indefinite-lived intangible assets (3)	6,529	3,808	21,795	15,230
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes (4)	(620)	(532)	(2,353)	(2,125)
Adjusted income from continuing operations	$40,635	$29,445	$138,826	$112,209

Adjusted income from continuing operations per diluted share	$0.76	$0.56	$2.62	$2.07

Weighted average common and common equivalent shares outstanding (diluted)	53,590	52,679	53,005	54,294

______

(1)
Non-GAAP income from continuing operations as calculated on preceding page. Non-GAAP income from continuing operations excludes the write-off of loan costs, and acquisition, integration and strategic planning expenses.

(2)	Amortization of intangible assets of acquired businesses.

(3)
Income tax benefit (using 39 percent marginal tax rate) from amortization for income tax purposes of certain indefinite-lived intangible assets (goodwill and trademarks), on acquisitions in which the Company received a step-up tax basis. For income tax purposes, these assets are amortized on a straight-line basis over 15 years. For financial reporting purposes, these assets are not amortized and a deferred tax provision is recorded that fully offsets the cash tax benefit in the determination of net income.

(4)
Income taxes (assuming a 39 percent marginal rate) on the portion of amortization of intangible assets, which is not deductible for income tax purposes (mainly amortization associated with the acquisition of CyberCoders, Inc. and a Life Science business in Europe that the Company was not able to step-up the tax basis in those acquired assets for tax purposes).

(5)
Amounts have been restated to exclude results of the Physician Segment from continuing operations. The Physician Segment was sold on February 1, 2015 and its results are now included in discontinued operations.

PROJECTED ADJUSTMENTS TO GAAP NET INCOME TO CALCULATED ADJUSTED NET INCOME (Unaudited)
(In thousands)

	Year Ending December 31,
	2016	2017	2018	2019	2020
Add-backs:
Amortization of intangible assets (1)	$39,534	$32,943	$28,893	$22,031	$14,532
Cash tax savings on indefinite-lived intangible assets for income tax purposes (Goodwill & Trademarks) (2)	26,528	26,712	26,712	26,712	26,712
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes (3)	(2,018)	(1,622)	(1,606)	(1,439)	(252)
Net adjustment to GAAP net income to calculate adjusted net income	$64,044	$58,033	$53,999	$47,304	$40,992
______
The table above shows adjustments to GAAP net income to calculate Adjusted net income

(1)	Amortization of identifiable intangible assets of acquired businesses. The year-over-year reductions in this add-back will result in a corresponding increase in operating income for GAAP purposes.

(2)
Income tax benefit (using 39 percent marginal tax rate) from amortization for income tax purposes of certain indefinite-lived intangible assets (goodwill and trademarks), on acquisitions in which the Company received a step-up tax basis. For income tax purposes, these assets are amortized on a straight-line basis over 15 years. For financial reporting purposes, these assets are not amortized and a deferred tax provision is recorded that fully offsets the cash tax benefit in the determination of net income.

(3)
Income taxes (assuming a 39 percent marginal rate) on the portion of amortization of intangible assets, which is not deductible for income tax purposes (mainly amortization associated with the acquisition of CyberCoders, Inc. and a Life Science business in Europe that the Company was not able to step-up the tax basis in those acquired assets for tax purposes).

SUPPLEMENTAL FINANCIAL AND OPERATING DATA (Unaudited)

	Apex	Oxford	Consolidated [1]
Revenues (in thousands):
Q4 2015	$432,978	$144,539	$577,517
Q3 2015	$421,067	$151,056	$572,123
% Sequential change	2.8%	(4.3)%	0.9%
Q4 2014	$307,724	$133,299	$441,023
% Year-over-year change	40.7%	8.4%	30.9%

Direct hire and conversion revenues (in thousands):
Q4 2015	$10,480	$22,152	$32,632
Q3 2015	$10,574	$22,166	$32,740
Q4 2014	$4,146	$16,008	$20,154

Gross margins:
Q4 2015	30.4%	42.5%	33.4%
Q3 2015	30.6%	41.5%	33.5%
Q4 2014	28.5%	41.1%	32.3%

Average number of staffing consultants: [2]
Q4 2015	1,293	972	2,265
Q3 2015	1,266	966	2,232
Q4 2014	942	869	1,811

Average number of customers: [3]
Q4 2015	3,331	1,117	4,448
Q3 2015	3,207	1,114	4,321
Q4 2014	1,276	1,050	2,326

Top 10 customers as a percentage of revenue:
Q4 2015	22.9%	8.9%	17.2%
Q3 2015	22.7%	8.7%	16.7%
Q4 2014	29.1%	12.6%	20.3%

Average bill rate:
Q4 2015	$54.80	$98.19	$60.68
Q3 2015	$55.51	$99.33	$61.84
Q4 2014	$54.59	$103.92	$62.75

Gross profit per staffing consultant:
Q4 2015	$102,000	$63,000	$85,000
Q3 2015	$102,000	$65,000	$86,000
Q4 2014	$93,000	$63,000	$79,000
_______

(1)	Prior year amounts have been restated to exclude discontinued operations.

(2)	Excluding Creative Circle, the average number of staffing consultants for the Apex Segment is 1,086 for the fourth quarter of 2015 and 1,073 for the third quarter of 2015.

(3)	Excluding Creative Circle, the average number of customers for the Apex Segment is 1,379 for the fourth quarter of 2015 and 1,375 for the third quarter of 2015.

SUPPLEMENTAL FINANCIAL INFORMATION – KEY METRICS (Unaudited)

	Three Months Ended
	December 31, 2015	September 30, 2015
Percentage of revenues:
Top ten clients	17.2%	16.7%
Direct hire/conversion	5.7%	5.7%

Bill rate:
% Sequential change	(1.9%)	(1.1%)
% Year-over-year change	(3.3%)	(1.1%)

Bill/Pay spread:
% Sequential change	(1.6%)	1.0%
% Year-over-year change	(1.7%)	(0.6%)

Average headcount:
Contract professionals (CP)	17,612	16,633
Staffing consultants (SC)	2,265	2,232

Note: The above table is shown on a consolidated basis. The changes in bill rate data are primarily caused by changes in mix of business within the divisions (such as mix of large versus small accounts) or a change in the overall mix of business related to different growth rates of the operating divisions.